 Exhibit 1.1

Second Amended and Restated
Limited Liability Company Agreement
of
ALLEGIANCY, LLC
a Delaware Limited Liability Company

This Second Amended and Restated Limited Liability Company Agreement, is made and entered into effective as of the 28th day of June, 2017 (the “Effective Date”), by and among ALLEGIANCY, LLC, a Delaware limited liability company (the “Company”), and the Members.

AGREEMENT

WHEREAS, the Company, was formed on January 22, 2013, pursuant to the Delaware Limited Liability Company Act (Title 6, Subtitle II, Chapter 18), as amended from time to time;

WHEREAS, Continuum Capital, LLC, a Virginia limited liability company, initially entered into a Declaration of Operation of the Company on January 22, 2013 as the Company’s sole member (the “Original Agreement”);

WHEREAS, Continuum Capital, LLC amended and restated the Original Agreement (the A&R Agreement) to admit additional Members to the Company and to provide for rights and obligations among the Members and provide a board of managers structure for the Company;

WHEREAS, the Members now desire to amend and restate the A&R Agreement to restructure the terms of its Class A Units as described in this Agreement; and

WHEREAS, the Class A Members holding a majority of the outstanding Class A Units have approved and ratified this Agreement by voting “FOR” this Agreement at a special meeting of the Members held on June 22, 2017 and adjourned until June 28, 2017.

NOW, THEREFORE, in consideration of the mutual promises of the parties, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Members hereby agree as follows:

SECTION I
DEFINITIONS

1.1 A&R Agreement has the meaning set forth in the preambles above.

1.2 Act means the Delaware Limited Liability Company Act (Title 6, Subtitle II, Chapter 18), as amended from time to time.

1.3 Accountant means the certified public accounting firm selected by the Board to provide accounting services to the Company and its Affiliates generally.

1.4 Additional Units means any Units issued after the date of this Agreement.

1.5 Affiliate means any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a Person. The term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of the voting securities of such Person, by contract or otherwise.

1.6 Agreement means this Second Amended and Restated Limited Liability Company Agreement, as it may be amended from time to time, which the parties intend to constitute an operating agreement within the meaning of the Act, and is further intended to be the sole document to serve as such operating agreement.

1.7 Associate shall have the meaning set forth in Section 5.13(a) of this Agreement.

1.8 Board shall mean the Company’s Board of Managers.

1.9 Capital Contribution means the amount of money or other property that each Member contributes to the Company from time to time.

1.10 Cash Flow shall have the meaning set forth in Section 8.1 of this Agreement.

1.11 Certificate of Formation means the Company’s Certificate of Formation, as filed with the State, as the same may be amended from time to time.

1.12 Class A Member means any Record Holder of Class A Units who is admitted to the Company as a Class A Member.

1.13 Class A Unit means a Unit entitling the owner of such Unit, if admitted as a Class A Member, to the respective rights, benefits and preferences of a Class A Member of the Company; provided, however, that until such time as such owner has been admitted as a Class A Member to the Company, such owner shall only have the right to receive its share of distributions of Cash Flow as provided in this Agreement, and shall have no right to vote on, consent to or otherwise participate in any decision of the Members. The aggregate number of authorized Class A Units is 1,000,000.

1.14 Class B Member means any Record Holder of Class B Units who is admitted to the Company as a Class B Member.

1.15 Class B Unit means a Unit entitling the owner of such Unit, if admitted as a Class B Member, to the respective rights, benefits and preferences of a Class B Member of the Company; provided, however, that until such time as such owner has been admitted as a Class B Member to the Company, such owner shall only have the right to receive its share of distributions of Cash Flow as provided in this Agreement, and shall have no right to vote on, consent to or otherwise participate in any decision of the Members. The aggregate number of authorized Class B Units is 20,000,000.

1.16 Code means the Internal Revenue Code of 1986, as amended.

1.17 Commission means the United States Securities and Exchange Commission.

1.18 Company has the meaning set forth in the introductory paragraph above.

1.19 Company Register means a register maintained on behalf of the Company by the Board, or, if the Board so determines, by the Transfer Agent as part of the Transfer Agent's books and transfer records, with respect to each class of Units in which all Record Holders and transfers of such class of Units are registered or otherwise recorded.

1.20 Conversion Date means the date on which Class A Units are converted to Class B Units pursuant to Section 10.4.

1.21 Date of Formation shall have the meaning set forth in Section 2.1 of this Agreement.

1.22 EBITDA shall mean an amount equal to net income for the fiscal year after adding back expenses for interest, taxes, depreciation and amortization for such period.

1.23 Effective Date has the meaning set forth in the introductory paragraph above.

1.24 Exchange Act means the Securities Exchange Act of 1934, as amended.

1.25 Fiscal Year shall have the meaning set forth in Section 11.1 of this Agreement.

1.26 Good Cause shall have the meaning set forth in Section 5.2(c)(i) of this Agreement.

1.27 Guarantor shall have the meaning set forth in Section 7.6 of this Agreement.

1.28 Guaranty shall have the meaning set forth in Section 7.6 of this Agreement.

1.29 Holder means any Person holding Units.

1.30 Independent Manager shall have the meaning set forth in Section 5.13 of this Agreement.

1.31 Initial Offering means the Offering of a minimum of $4,997,970 of the Company’s Class A Units (499,997 total Class A Units, respectively), which Offering concluded in 2014, pursuant to the exemption from registration under the Securities Act found in Section 3(b)(1) of the Securities Act and Regulation A promulgated by the Commission.

1.32 Issuable Units shall have the meaning set forth in Section 7.2(b) of this Agreement.

1.33 Liquidating Representative shall have the meaning set forth in Section 2.6 of this Agreement.

1.34 Majority means, with respect to the Members as a whole or a specific class of Members, Members owning more than 50% of the Units then held by all Members of the Company or of such class, entitled to vote or consent on such matter.

1.35 Manager means an individual who is a duly elected or appointed member of the Board, including the Independent Manager; provided, however, that for purposes of Section 5.10, the term “Manager” shall include any former member of the Board.

1.36 Members are the Class A Members, the Class B Members and any other Persons admitted to the Company as members.

1.37 Merger Partner shall have the meaning set forth in Section 4.8(h) of this Agreement.

1.38 Notice shall have the meaning set forth in Section 11.5 of this Agreement.

1.39 Notice of Exercise shall mean a Notice delivered to the Company from a Class A Member notifying the Company of the Class A Member’s intention to exercise the Class A Member’s Purchase Right.

1.40 Offering means any public offering of the Units or other securities pursuant to the registration of such securities under the Securities Act or pursuant to any exemption from registration under the Securities Act permitting the public solicitation of offerees, including without limitation any exemption from registration pursuant to Section 3(b) of the Securities Act and Commission regulations promulgated thereunder.

1.41 Offering Statement shall have the meaning set forth in Section 7.2(c) of this Agreement.

1.42 Officer or Officers shall have the meaning set forth in Section 5.15(a) of this Agreement.

1.43 Original Agreement has the meaning set forth in the preambles above.

1.44 Partial Redemption shall have the meaning set forth in Section 10.3(a) of this Agreement.

1.45 Percentage Interest means, as applicable, the interest of a Member in the Company, or in any class or classes of the Company’s Units, at any particular time, expressed as a percentage and calculated by dividing the total number of Units owned by the Member in the Company, or in the class of Units in question, by the total number of Units of the Company, or such applicable class, as are issued and outstanding as of the date of calculation and then multiplying the quotient by 100. The Board shall maintain, or shall cause the Transfer Agent to maintain, the Percentage Interest of each Member in the Company on the Company Register.

1.46 Person means and includes an individual, proprietorship, trust, estate, partnership, joint venture, association, company, corporation, limited liability company or other entity, regardless of the form of organization and whether organized for profit or otherwise.

1.47 Purchase Period shall have the meaning set forth in Section 7.2(a) of this Agreement.

1.48 Proceeding means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

1.49 Purchase Rights shall have the meaning set forth in Section 7.2(a) of this Agreement.

1.50 Record Date means the date established by the Board or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to receive notice of, or entitled to exercise rights in respect of, any lawful action of Members (including voting) or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

1.51 Record Holder means (a) with respect to any class of Units for which a Transfer Agent has been appointed, the Person in whose name a Unit of such class is registered on the books of the Transfer Agent as of the Company's close of business on a particular business day or (b) with respect to other classes of Units, the Person in whose name any such other Units are registered on the books that the Board has caused to be kept as of the Company's close of business on a particular business day.

1.52 Redemption Price shall have the meaning set forth in Section 10.3(c) of this Agreement.

1.53 Redemption Years shall mean, beginning in 2018, the first, second, third and fourth years in which the Company achieves an EBITDA of at least $1,500,000 for the twelve months preceding June 30th of such year.

1.54 Regulations means the Treasury Regulations issued under the Code, (whether temporary, proposed, or final) as amended from time to time. Reference to any particular provision of the Regulations shall mean that provision of the Regulations on the date of this Agreement and any succeeding provision of the Regulations.

1.55 Secondary Redemptions shall have the meaning set forth in Section 10.3(b) of this Agreement.

1.56 Securities Act means the Securities Act of 1933, as amended.

1.57 Service means the Internal Revenue Service.

1.58 Split shall have the meaning set forth in Section 4.10 of this Agreement.

1.59 State means the State of Delaware.

1.60 Supermajority means with respect to the Members as a whole or a specific class of Members, the vote or consent of Members owning more than 80% of the Units then held by all Members of the Company or of such class, entitled to vote or consent on such matter.

1.61 Terminating Capital Transaction means the sale, exchange or other disposition of all or substantially all of the assets of the Company with the intent to liquidate the Company.

1.62 Transfer shall have the meaning set forth in Section 10.1(a) of this Agreement.

1.63 Transfer Agent means such bank, trust company or other Person as may be appointed from time to time by the Board to act as registrar and transfer agent for any class of Units; provided that, if no such Person is appointed as registrar and transfer agent for any class of units, the Board shall act as registrar and transfer agent for such class of Units.

1.64 Transferee means a Person to whom or which Units are transferred in accordance with this Agreement.

1.65 Unit Purchase Price shall have the meaning set forth in Section 7.2(a) of this Agreement.

1.66 Units shall mean, collectively and individually, Class A Units and Class B Units or any other equity securities which are issued by the Company from time to time.

SECTION II
FORMATION, NAME AND TERM

2.1 Formation. The Members acknowledge the formation of the Company as a Delaware limited liability company pursuant to the filing of the Certificate of Formation with the Secretary of State of the State on January 22, 2013 (“Date of Formation”).

2.2 Name, Office and Registered Agent. The name of the Company shall be “ALLEGIANCY, LLC.” The principal office and place of business of the Company shall be 1100 Boulders Parkway, Suite 605, Richmond, Virginia 23225. The name of the registered agent and the registered office of the Company, for purposes of the Act is National Registered Agents, Inc., 160 Greentree Drive, Dover, Delaware 19904. The Board may at any time change the location of the principal office or the registered agent, provided the Board gives Notice to all Members of any such change.

2.3 Governing Law. This Agreement and all questions with respect to the rights and obligations of the Members, its construction, enforcement, and interpretation, and the formation, administration, and termination of the Company shall be governed by the provisions of the Act and other applicable laws of the State without regard to conflicts of law rules.

2.4 Term. The term of the Company commenced on the Date of Formation and shall continue perpetually, unless sooner terminated as provided in Section 2.5.

2.5 Events of Dissolution. The Company shall be dissolved upon the occurrence of the following events:

(a)
The determination in writing of the Board, the Independent Manager and a Supermajority of the Members to dissolve the Company; or

(b)
as otherwise required by the Act.

2.6 Conclusion of Affairs. Upon the dissolution of the Company for any reason, if the Company is not continued as permitted by this Agreement, the Board shall proceed promptly to wind up the affairs of the Company. Except as otherwise provided in this Agreement, the Members and their successors in interest shall continue to share distributions during the period of winding up in the same manner as before the dissolution. The Board, or alternatively, a representative appointed by the Board (the “Liquidating Representative”), which the Company shall compensate and indemnify as the Board determines, shall determine the time, manner, and terms of any sale or sales of Company assets pursuant to such winding up.

2.7 Termination. Within a reasonable time following the completion of the winding up of the Company, the Board or the Liquidating Representative, as the case may be, shall supply to each Member a statement, which shall set forth the assets and the liabilities of the Company as of the date of completion of the winding up and each Member’s portion of the distributions pursuant to this Agreement. Upon completion of the winding up of the Company and the distribution of all Company assets in accordance with Section 8.6, the Company shall terminate, and the Members shall execute and record a Certificate of Cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.

SECTION III
BUSINESS OF THE COMPANY

The Company is formed to transact any lawful business not required to be stated specifically in this Agreement and for which limited liability companies may be formed under the Act.

SECTION IV
RIGHTS AND OBLIGATIONS OF MEMBERS

4.1 Members. The Members of the Company are those Persons set forth in the Company Register.

4.2 Other Activities. Except as otherwise expressly provided in this Agreement or in any exhibit hereto, any Member may engage in, or possess any interest in, another business or venture of any nature and description, independently or with others, provided that it does not compete with the business of the Company or otherwise breach the Member’s agreements with the Company, and neither the Company nor any Member shall have any rights in, or to, any such independent ventures or the income or profits derived therefrom.

4.3 No Right to Withdraw. Except as otherwise set forth in this Agreement, no Member shall have any right to withdraw voluntarily from the Company.

4.4 Places of Meetings. All meetings of the Members shall be held at such place, either within or without the State, as from time to time may be fixed by the Board. A Member may attend in person or by conference call or other means where each participant can hear and be heard. For purposes of this Agreement, such telephonic attendance shall be deemed in person attendance at any such meeting.

4.5 Annual Meetings. The annual meeting of the Members, for the transaction of such business as may come before the meeting, shall be held in each year within one hundred twenty (120) days after the close of the immediately preceding Fiscal Year of the Company for the purpose of conducting such business as properly may come before the meeting.

4.6 Special Meetings. A special meeting of the Members for any purpose or purposes may be called at any time by the Board. Member(s) in the aggregate owning not less than 20% of the Units may request in writing that the Board call a special meeting. Any such request shall include the purpose of the special meeting and a proposed time and date for the special meeting. The Board, in its sole discretion, may call any special meeting so requested; provided, that, the Board may alter the time and date proposed for such special meeting. At a special meeting, no business shall be transacted and no action shall be taken other than that stated in the Notice of the meeting.

4.7 Notice of Meetings.

(a) When calling a meeting, the Board shall provide all Members with Notice at least ten (10) calendar days and at most sixty (60) calendar days before the date of the meeting to each Member entitled to vote at the meeting, which Notice may be waived in writing by any Member.

(b) Any Notice of a meeting of the Members shall be given in accordance with the provisions of Section 11.5 of this Agreement.

4.8 Voting and Form of Proxy. Except as otherwise provided in this Agreement or the Act, or as otherwise required by law:

(a)           At any meeting, whether annual or special, each Member shall be entitled to cast one vote for each Unit such Member owns, in person or by proxy, equal to such Member’s Percentage Interest, recorded as stated in its name on Company Register on a date not more than 60 days and not less than 30 days before such meeting, fixed by the Board as the Record Date for the purpose of determining Members entitled to vote. The failure of a Member to vote in person at a meeting or to timely deliver such Member’s proxy on or before the commencement of such meeting, shall be deemed to constitute the consent and approval by such Member to all business transacted at the applicable meeting. The Members neither shall take part in the management of the Company, nor transact any business for the Company in their capacity as Members; neither shall they have power to sign for, or to bind, the Company; provided, however, that the Members shall have the right as provided in this Agreement to approve or consent to certain matters previously approved by the Board and recommended to the Members.

(b)           Every proxy shall be in writing, in a form specified by the Board, dated and signed by the Member entitled to vote or his, her or its duly authorized attorney-in-fact. Notwithstanding the foregoing, the Board may at any time, in its sole and absolute discretion, elect to utilize an electronic proxy system. If a Member is an entity or if a Member’s proxy is granted to an entity, the Member’s vote shall be cast by an individual designated in writing by such entity as its representative for such purposes.

(c) A Majority of Members at the time of any meeting shall constitute a quorum for the transaction of business.

(d) The affirmative vote of a Majority of the Members represented at a meeting and entitled to vote shall be the act of the Members, unless a greater or lesser vote is required by the Act or this Agreement.

(e) Except as otherwise provided in this Agreement, upon approval by the Board and recommendation to the Members, a Majority of the Members, either present and voting at a meeting duly called and held or acting by written consent pursuant to Section 4.9 shall be required to approve the following actions with respect to the Company:

(i) Amendment of the Certificate of Formation or, subject to Sections 4.8(f), 5.2(d), 8.4 and 11.15, this Agreement;

(ii) The conversion of the Company to another type of entity organized within or without the State, including without limitation, a limited partnership;

(iii) Merger, equity interest exchange, business combination or consolidation with any other Person, except a wholly-owned subsidiary, in which the Company is not the surviving entity;

(iv) A Terminating Capital Transaction;

(v) A decision to file a voluntary petition or otherwise initiate proceedings to have the Company adjudicated insolvent, or seeking an order for relief of the Company as debtor under the United States Bankruptcy Code (11 U.S.C. §§ 101 et seq.); to file any petition seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors with respect to the Company; or to seek the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the assets of the Company, or to make any general assignment for the benefit of creditors of the Company, or to admit in writing the inability of the Company to pay its debts generally as they become due, or to declare or effect a moratorium on the Company’s debt or to take any action in furtherance of any of the above proscribed actions.

(vi) Any decision to dissolve or liquidate the Company, except as specifically set forth in this Agreement.

(f) Upon approval by the Board and recommendation to the Members, approval of a Supermajority of the Members shall be required for any amendment to this Agreement which alters any provision of this Agreement providing for approval, consent or vote of a Supermajority of the Members, including without limitation this Section 4.8(f).

(g) For the absence of doubt, the Board may create, authorize, and issue Additional Units and/or classes of Units upon such terms as the Board determines, in its sole discretion.

(h) Notwithstanding Section 4.8(e)(iii) above, or any other provision of this Agreement, subject to any applicable statutory or regulatory approvals, upon the unanimous approval of the Board, in its sole and absolute discretion and without the consent of the Members, the Company may merge with any corporation subject to taxation under Subtitle A, Chapter 1, Subchapter M, Part II of the Code (a “Merger Partner”) or any domestic or foreign partnership, limited partnership, limited liability company controlled by the Merger Partner; provided, however, prior to the Board’s approval to merge, the following conditions shall have been met: (i) the Merger Partner shall have provided commercially reasonable evidence to the Board that it owns real estate assets having a fair market value of $100 million or more; (ii) the securities that will constitute the consideration to the Members in such a proposed merger shall be of the Merger Partner, registered under the Act and listed on a national exchange and (iii) the terms of such merger shall not materially diminish the voting, economic or other rights of the Members.

4.9 Action Without a Meeting. Any action required to be taken at a meeting of the Members, or any action which may be taken at a meeting of the Members, may be taken without a meeting with a written consent. Such consent shall set forth the action so taken with the signature of the requisite Members required to act, whether before or after such action. Such consent shall have the same force and effect as a requisite vote of the Members, and the Board may so describe it as such in any article or document filed with the Secretary of State of the State or otherwise. The Board shall be promptly provided with a copy of any written consent of the Members and shall keep such written consent in the books and records of the Company.

4.10 Class A Unit Split. Within 30 days of the Effective Date and after the Partial Redemption, the Company shall cause the Class A Units to be split such that each Class A Member shall receive 1.6 Class A Units for each Class A Unit held on the Effective Date and which such Class A Member still holds (the “Split”).

SECTION V
BOARD OF MANAGERS

5.1    Power and Authority of the Board. Except for those matters specifically requiring approval of the Members as set forth in Section 4.8(e), the Board shall have complete and exclusive control of the management of the Company’s business and affairs (including tax and accounting elections), and the Members shall have no right to participate in the management or the conduct of the Company’s business and affairs nor any power or authority to act for, or on behalf of, the Company in any respect whatsoever. Except as otherwise specifically provided in the Certificate of Formation, this Agreement or the Act, the Board shall have the right, power, and authority on behalf of the Company and in its name to exercise all of the rights, powers, and authority of the Company under the Act. The Board shall direct, manage, and control the business of the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Board shall deem to be reasonably required to accomplish the business and objectives of the Company. The Board shall act in good faith and in a manner that the Board reasonably believes to be in the best interests of the Company. Subject to any provision to the contrary contained in this Agreement, the Board may delegate to any one or more Managers or Officers, acting alone, the authority to make decisions or to take action specified by the Board. In addition to, and not as a limitation upon, Section 5.10, but subject to Section 18-1011 of the Act, any loss or damage incurred by any Manager or Officer by reason of any act or omission performed or omitted by him in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority granted to him by this Agreement and in the best interests of the Company (but not, in any event, any loss or damage incurred by any Manager or Officer by reason of gross negligence, willful misconduct, fraud or any breach of his fiduciary duty as a Manager or Officer with respect to such acts or omissions) shall be paid from Company assets to the extent available (but no Member shall have any personal liability to any Manager or Officer under any circumstances on account of any such loss or damage incurred by such Manager or Officer or on account of the payment thereof). To the extent that the Act allows this Agreement to define the fiduciary standard of the Managers and Officers, that standard shall be met unless the error or omission of any Manager or Officer constituted gross negligence, willful misconduct, or fraud.

5.2    Managers; Removal; Resignation; Election.

(a) Number of Managers. Subject to the provisions of Section 5.13, the authorized number of Managers shall be three (3). The Managers of the Company are Stevens M. Sadler, Christopher K. Sadler and the Independent Manager. The Independent Manager shall be appointed by the Board in accordance with Section 5.13.

(b) Qualification. A Manager need not be a Member of the Company.

(c) Removal; Resignation; Death; Election.

(i) Removal. A Manager may be removed for “Good Cause” by the vote of a Supermajority of the Members, which are entitled to vote pursuant to the provisions of this Agreement. For purposes of this Section 5.2(c)(i), “Good Cause” means willful misconduct, bad faith, gross negligence or breach of fiduciary duty by a Manager in the performance of his duties to the Company, any criminal conviction under federal or state securities law or any conviction of a felony under federal or state law. No removal of a Manager shall be effective until such time as a replacement Manager has been elected pursuant to Section 5.2(c)(iii).

(ii) Resignation. A Manager may resign upon the earlier of 180 days written Notice to the Company or upon the election of a replacement Manager.

(iii) Death. A Manager shall cease to be a Manager upon his death.

(iv) Election. Upon the death, removal or resignation of a Manager, a replacement Manager shall be elected by a Majority of the Members at the annual meeting or a special meeting called for such purpose.

(d) Amendment of this Provision. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 5.2 may be amended solely with the approval of a Supermajority of the Members.

5.3            Quorum. A majority in number of Managers elected and serving at the time of any meeting shall constitute a quorum for the transaction of business. Subject to the terms of this Agreement, the act of a majority of Managers present at a meeting at which a quorum is present shall be the act of the Board. Less than a quorum may adjourn any meeting.

5.4           Places of Meetings. All meetings of the Board shall be held at such place, either within or without the State, as from time to time may be fixed by the Board. A Manager may attend in person or by conference call or other means by which each participant can hear and be heard. For purposes of this Agreement, such telephonic attendance shall be deemed attendance in person.

5.5           Annual Meetings. The annual meeting of the Board, for the transaction of such business as may come before the meeting, shall be held, without any other Notice that this Agreement otherwise would require, immediately after and at the same place as, the annual meeting of the Members.

5.6           Special Meetings. A special meeting of the Board for any purpose or purposes may be called at any time by a majority in number of Managers elected and serving at the time of any such meeting. At a special meeting, no business shall be transacted and no action shall be taken other than that stated in the Notice of the meeting.

5.7           Notice of Meetings. Except with respect to annual meetings held in accordance with Section 5.5, a Notice stating the place, day, and hour of every meeting of the Board and the purpose or purposes for which the meeting is called, shall be given not less than five (5), nor more than 30, days before the date of the meeting to each Manager entitled to vote at such meeting. Such further Notice shall be given as may be required by law, but meetings may be held without Notice if all the Managers entitled to vote at the meeting are present in person or if Notice is waived in writing by those not present, either before or after the meeting.

5.8            Voting.

(a)           At any meeting of the Board, each Manager entitled to vote on any matter coming before the meeting shall, as to such matter, have one vote, in person. If a Manager is an entity, the Manager’s vote shall be cast by an individual designated in writing by such entity as its representative for such purposes.

(b)           The affirmative vote of a majority of the Managers represented at a meeting where a quorum is present and entitled to vote on the subject matter shall be the act of the Board, unless a greater or lesser vote is required by the Act, the Certificate of Formation, or this Agreement.

(c)           Notwithstanding any provision to the contrary contained herein, or the delegation of any authority to an Officer, the approval of the Board shall be required for the following actions with respect to the Company (which approval must be unanimous for (i), (ii), (iii), (iv), (vi), (vii) and (x):

(i) Amendment of the Certificate of Formation or this Agreement;

(ii) The conversion of the Company to another type of entity organized within or without the State, including without limitation, a limited partnership;

(iii) Merger, equity interest exchange, business combination or consolidation with any other Person, excepting a wholly-owned subsidiary;

(iv) Creating or authorizing any new class or series of Units or equity, or selling, issuing or granting Additional Units;

(v) A decision to file a voluntary petition or otherwise initiate proceedings to have the Company adjudicated insolvent, or seeking an order for relief of the Company as debtor under the United States Bankruptcy Code (11 U.S.C. §§ 101 et seq.); to file any petition seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors with respect to the Company; or to seek the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the assets of the Company, or to make any general assignment for the benefit of creditors of the Company, or to admit in writing the inability of the Company to pay its debts generally as they become due, or to declare or effect a moratorium on the Company’s debt or to take any action in furtherance of any of the above proscribed actions;

(vi) Any decision to dissolve or liquidate the Company, except as specifically set forth in this Agreement;

(vii) Approving any budget or strategic or business plan for the Company or any of its Affiliates;

(viii) Except with respect to an Affiliate of the Company, making any investment in any Person;

(ix) Encumbering all of the assets of the Company or any Affiliate of the Company; and

(x) Making any distributions of Company cash or other property except as specifically provided in this Agreement.

5.9           Action Without a Meeting. Notwithstanding any other provision of this Agreement, any action required to be taken, or which may be taken, at a meeting of the Board, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed before or after such action by the requisite Managers required to act with respect to the subject matter thereof in accordance with the Act, the Certificate of Formation or this Agreement. Such consent shall have the same force and effect as a vote of the Managers. The Board shall keep a copy of any written consent in the books and records of the Company.

5.10         Indemnification.

(a)           Nature of Indemnity. Subject to Section 5.1, each Manager or Officer who was or is made a party (or is threatened to be made a party) to or is involved in any Proceeding by reason of the fact that he, or a Person of whom he is the legal representative, is or was, or has agreed to be, a Manager or Officer of the Company, or is or was serving at the request of the Company as a manager, employee, trustee, fiduciary, or agent of, or in any other capacity with another Person, including without limitation any Affiliate of the Company, shall be indemnified and held harmless by the Company, unless prohibited from doing so by the Act (but, in the case of any amendment of the Act, only to the extent that such amendment permits the Company to provide broader indemnification rights than the Act permitted the Company to provide prior to such amendment) from and against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such Manager or Officer in connection with such Proceeding) and such indemnification shall inure to the benefit of his heirs, legatees, devisees, executors, administrators, trustees, personal representatives, successors and assigns; provided however, that, except as provided in Section 5.10(b), the Company shall indemnify any such Manager or Officer seeking indemnification in connection with a Proceeding initiated by such Manager or Officer only if such Proceeding was authorized by the Board. The right to indemnification conferred in this Section 5.10(a), subject to Sections 5.10(b) and (e), shall include the right to be paid by the Company the expenses incurred in defending any such Proceeding in advance of its final disposition. The Company may, by action of its Board, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of Managers and Officers. Notwithstanding the foregoing or any provision to the contrary contained in this Agreement except Section 5.13 hereof, a Manager or Officer shall have no right to indemnification pursuant to this Section 5.10 for any loss or damage incurred by such Manager or Officer by reason of the gross negligence, willful misconduct or fraud of such Manager or Officer or any breach of his fiduciary duty.

(b)           Procedure for Indemnification of Managers and Officers. Any indemnification of a Manager or Officer of the Company under Section 5.10(a) or advance of expenses under Section 5.10(e) shall be made promptly, and in any event within 30 days after the Company’s approval of the written request of the Manager or Officer seeking indemnification. If the Company is required under the terms of this Agreement to make a determination as to whether the Manager or Officer is entitled to indemnification pursuant to this Section 5.10 and the Company fails to make such determination within 30 days from receipt by the Company of a written request from the Manager or Officer seeking indemnification, the Company shall be deemed to have approved the request.

(c)           Section Not Exclusive. The rights to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 5.10 shall not be exclusive of any other right which any Manager or Officer may have or hereafter acquire under the Act or other applicable law, provisions of the Certificate of Formation, this Agreement, or otherwise.

(d)           Insurance. The Company may purchase and maintain insurance on its own behalf and on behalf of any Person who is or was a Manager, Officer, employee, fiduciary, or agent of the Company or was serving at the request of the Company or any Affiliate thereof as a manager, officer, employee or agent against any liability asserted against such Person in any such capacity, whether or not the Company would have the power to indemnify such Person against such liability under this Section 5.10.

(e)           Expenses. Expenses incurred by any Manager or Officer described in Section 5.10(a) in defending a Proceeding shall be paid by the Company in advance of such Proceeding’s final disposition unless otherwise determined by the Board upon receipt of a written undertaking by or on behalf of the Manager or Officer to repay such amount if ultimately it shall be determined that he is not entitled to be indemnified by the Company. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

(f)            Employees and Agents. Persons who are not covered by the foregoing provisions of this Section 5.10 and who are or were employees or agents of the Company, or who are or were serving at the request of the Company as employees or agents of an Affiliate, may be indemnified to the extent authorized at any time or from time to time by the Board.

(g)           Contract Rights. The provisions of this Section 5.10 shall be deemed to be a contract right between the Company and each Manager and Officer (or any other Person entitled to indemnification under the terms contained in, and in accordance with, this Section 5.10), who serves in any such capacity at any time while this Section 5.10, the Certificate of Formation or the relevant provisions of the Act or other applicable law are in effect, and any repeal or modification of this Section 5.10, the Certificate of Formation or any such law shall not affect any rights or obligations then existing with respect to any state of facts or Proceeding then existing.

(h)           Merger or Consolidation. For purposes of this Section 5.10, references to “the Company” shall include, in addition to the resulting Company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, managers, officers, and employees or agents, so that any Person, who is or was a director, manager, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section 5.10 with respect to the resulting or surviving Company as he or she would have had with respect to such constituent company, if its separate existence had continued.

5.11         Transactions with Managers, Officers and Affiliates. Subject to the prior approval of the Independent Manager, the Board may appoint, employ, contract, or otherwise deal with any Person, excluding the Independent Manager, but including without limitation any Manager, Officer or their respective Affiliates, and with Persons, who or which have a financial interest in any Manager or Officer or in which any Manager of Officer has a financial interest, for transacting the Company’s or any of its subsidiaries’ or other Affiliates’ businesses; provided, however, that the fees or other payments to any such Persons shall not be in excess of prevailing competitive rates for the transaction in question and the terms of which shall be at least as favorable to the Company as the terms available to the Company from an independent third-party in an arms-length transaction.

5.12         No Exclusive Duty to Company. The Managers shall not be required to manage the Company as the Managers’ sole and exclusive function and the Managers may have other business interests and may engage in other activities in addition to those relating to the Company, provided that it does not compete with the business of the Company or otherwise breach the Manager’s agreements with the Company. Neither the Company nor any Member or Manager shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Manager or to the income or proceeds derived therefrom. A Manager shall incur no liability to the Company or to any of the Members or the other Managers as a result of engaging in any other business or ventures.

5.13        Independent Manager. Notwithstanding the provisions of Section 5.2(a) above, the Board shall cause the Company at all times beginning ___ days from the Effective Date to have at least one (1) Independent Manager. The initial Independent Manager shall be appointed by the Board. Any replacement Independent Manager shall be elected in accordance with the provisions of Section 5.2(c)(iv). “Independent Manager” means a duly appointed or elected Person who: (a) does not receive, other than in his capacity as a member of a board of managers or directors or a board committee, any consulting, advisory or other compensatory fee from our company, any subsidiary of our company, or any Affiliate or Associate (as defined below) thereof and has not received any such fee within the last two years; and (b) does not have a “material business relationship” with our company or any of our Affiliates or associates. For purposes of the above definition of “independent manager”:

(a) the term “Associate” means any person who is: (a) a corporation or other legal entity, other than our company or a majority-owned subsidiary of our company, of which the person in question is an officer, director, partner, or a direct or indirect, legal or beneficial owner of five percent (5%) or more of any class of equity securities; and (b) a trust or other estate in which the person in question has a substantial beneficial interest or for which the person in question serves as a trustee or in a similar capacity; and

(b) the term “Material Business Relationship” means a business or professional relationship from which the Independent Manager derives gross revenue from our company, or any Affiliate or Associate of our company, that exceeds 5% of (a) the Independent Manager’s annual gross revenue from all sources during either of the last two years; or (b) the Independent Manager’s net worth on a fair market value basis.

5.14        Appointment of Non-Voting Observer. Notwithstanding any provision to the contrary contained in this Section V, the dealer-manager for the Initial Offering will have the right, from time to time, to designate one (1) individual to serve as a non-voting observer on the Board, the appointment of which individual shall be subject to the prior written approval of the Board, which approval may not be unreasonably withheld.

5.15        Officers.

(a)
Designation and Election of Officers; Terms. The Board, at its discretion, may elect and appoint officers (each, an “Officer” and collectively, the “Officers”), whose titles may be specified by the Board. All Officers shall hold office until removed by the Board. Any two or more offices may be held by the same person.

(b)
Removal of Officers; Vacancies. Any Officer may be removed summarily with or without cause, at any time, by the Board. Vacancies, including a vacancy caused by the death, disability, resignation, or removal of any Officer, may be filled by the Board.

(c)           Duties. The Officers shall have such powers and duties as from time to time shall be conferred upon them by the Board. Subject to Section 5.8(c), the Board shall have the power to delegate any of its authority hereunder to any Officer or Officers.

(d) Limitation on Liability of Officers. Each Officer shall be liable only to the extent of, and indemnified as provided in, Section 5.10.

5.16        Compensation. The Company may pay such compensation and other benefits to the Managers and Officers of the Company as determined by the Board from time to time in its reasonable discretion for services rendered or to be rendered to the Company in their capacities as Managers or Officers of the Company pursuant to the terms and provisions of this Agreement.

SECTION VI
EQUITY-BASED INCENTIVES

The Board may cause the Company to provide Managers, Officers employees or consultants of the Company or its Affiliates with Units or Purchase Rights for Units as equity incentive compensation, which Units shall have all the terms, benefits, rights and preferences as the Board may designate to be applicable to such Units or Purchase Rights. The Board may adopt a plan of equity incentive compensation or may issue such equity incentive compensation outside of any plan. Upon their receipt of Units, whether immediately or pursuant to the exercise of a Purchase Right, such recipient shall be deemed bound by all of the provisions of this Agreement.

SECTION VII
CAPITAL CONTRIBUTIONS, UNITS AND
FINANCIAL OBLIGATIONS OF MEMBERS

7.1           Capital Contributions. Members who purchased Class A Units in the Initial Offering made Capital Contributions of $10.00 per Class A Unit purchased prior to the Split and $6.25 per Class A Unit after the Split. The Class B Members have made and shall make such Capital Contributions as required by the Board. In any subsequent Offering of Units, the Board shall determine the amount of Capital Contributions.

7.2            Purchase Right for Class B Units; Preemptive Rights.

Purchase Right for Class B Units. Each Holder of Class A Units on December 31, 2017 shall have the right to purchase one Class B Unit of the Company for each 1.6 Class A Units held on such date upon such terms, including purchase or exercise price, as set forth in this Section 7.2 (the “Purchase Right”). The Board shall reserve, from the Company’s authorized securities, the number of Class B Units necessary to satisfy any outstanding Purchase Rights.

(a) Exercise Price; Term. The exercise price per Class B Unit (the “Unit Purchase Price”) entitled to be purchased pursuant to the Purchase Right shall be $7.50. Subject to the conditions set forth in Section 7.2(c) below, the Purchase Right must be exercised within the ten (10) day period immediately following December 31, 2021 (the “Purchase Period”) or otherwise expire and be of no further force or effect.

(b) Conditions to Exercise. Notwithstanding anything contained herein, the Purchase Right associated with any Class A Member shall not be exercisable until such time as the Company:

(1)           has caused the Class B Units issuable pursuant to the exercise of the Purchase Right (the “Issuable Units”) to be exempt from registration under the Securities Act pursuant to Section 3(b) of the Securities Act and the regulations promulgated thereunder by the Commission, including without limitation Regulation A, or has determined, upon the opinion of counsel, that there exists another exemption or exception from registration under the Securities Act applicable to the Issuable Units; and

(2)            has caused the Issuable Units to be registered or qualified under the state securities or “blue sky” laws of the state of the Holder’s residence, or has determined, upon the opinion of counsel, that there exists an exemption or exception from registration of the Issuable Units in the applicable state.

(c)            Qualification Rights.

(1)           The Company agrees to prepare and file with the Commission an Offering Statement on Form 1-A, or, in the discretion of the Company, such offering document as may then be required to be filed with the SEC to seek an exemption pursuant to Section 3(b)(2) of the Act (any of the foregoing, an “Offering Statement”) with respect to the Issuable Units associated with the Purchase Period and will use commercially reasonable efforts to cause such Offering Statement to be declared qualified by the Commission as soon as practicable thereafter. Such Offering Statement shall be filed with the Commission sufficiently in advance, in the Company’s commercially reasonable judgment, to provide for such Offering Statement to be declared effective on or prior to the Purchase Period.

(2)           The Company shall use commercially reasonable efforts to keep the Offering Statement continuously qualified for at least that period beginning on the date on which the Offering Statement is declared qualified and ending on a date sufficient to allow for the expiration of the Purchase Period. During the period that the Offering Statement is qualified, the Company shall supplement or make amendments to the Offering Statement, as required by the Securities Act or other law, and shall use its commercially reasonable efforts to have such supplements and amendments declared qualified, if required, as soon as practicable after filing.

(3)           The Company shall use its commercially reasonable efforts to register or qualify Issuable Units under applicable state securities or “blue sky” laws as of the date of qualification of the Offering Statement or as soon as practicable thereafter, but only to the extent legally required to do so, and shall use its commercially reasonable efforts to keep such registration or qualification in effect for so long as the Offering Statement remains qualified with the Commission.

(4)           Notwithstanding the provisions of subsections (a) – (c) of this Section 12:

(A)            the Company shall have no obligation to file or seek qualification of an Offering Statement with the Commission if the Company has determined, upon the opinion of counsel, that another exemption or exception from registration under the Securities Act is applicable to the issuance of the Issuable Units; and

(B)            the Company shall have no obligation to register or qualify the Issuable Units under any state’s securities or “blue sky” laws if the Company has determined, upon the opinion of counsel, that another exemption or exception from registration or qualification under the applicable state securities or “blue sky” laws is applicable.

(d) Exercise of Purchase Right. The Purchase Right associated with any Holder of Class A Units may be exercised prior to the expiration of the applicable Purchase Period by tendering a Notice of Exercise in the form attached hereto as Exhibit A properly completed and duly executed by the Holder or on behalf of the Holder by the Holder’s duly authorized representative, to the Company at its principal office. The Notice of Exercise shall be accompanied by payment in cash or by check payable to the order of the Company in an amount equal to the Unit Purchase Price multiplied by the number of Class B Units to be purchased pursuant to the Purchase Right (the “Exercise Purchase Price”). Upon receipt by the Company of the Notice of Exercise, together with the applicable Exercise Purchase Price, the Holder shall be deemed to be the holder of record of the Class B Units purchased pursuant to such exercise, notwithstanding that certificates representing such Class B Units may not actually be delivered to the Holder or that such Class B Units are not yet set forth on the books of the Company.

(e)           No Preemptive or Other Rights. Except as otherwise provided in this Agreement, or otherwise approved or granted by the Board, no Member shall have any preemptive, participation, first refusal, option, or other right to subscribe to, or acquire, any Units or other interests authorized, sold and issued by the Company. To the extent a waiver is required by the Act or any law, each Member waives any such right by its execution and delivery of this Agreement.

7.3           No Interest on Contributions. Except as provided in this Agreement, no Member shall be entitled to interest on his, her or its Capital Contribution.

7.4            Return of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall be entitled to a return of any part of his, her or its Capital Contribution or to receive any distribution from the Company, and there shall be no obligation to return to any Member any part of such Member’s Capital Contribution for so long as the Company continues in existence.

7.5            No Liability. No Member, as such, shall be liable for any of the debts of the Company or be required to contribute any additional capital to the Company, each Member’s liability being limited to its Capital Contribution. Notwithstanding the foregoing or any provision to the contrary contained herein, all agreements and instruments executed by Members assuming or guaranteeing obligations of the Company shall be valid and enforceable in accordance with their terms.

7.6            Guarantor Payments. If a Guarantor (as defined below) makes a payment to a lender of the Company pursuant to the terms of a Guaranty (as defined below) and such Guarantor is a Member, then all amounts paid to the lender pursuant to the Guaranty will be deemed an additional Capital Contribution by such Member to the Company. If such Guarantor is not a Member, the Manager shall cause the admission of such Person as a Member and such Member will be deemed to have made an additional Capital Contribution to the Company equal to the amount paid to the lender pursuant to the Guaranty. A “Guarantor” is a Manager, Member or an Affiliate of a Manager or Member (other than the Company) that is a guarantor of the debt of the Company, or has pledged collateral to secure such debt or has provided other credit support on behalf of the Company. A “Guaranty” is a guaranty of the debt of the Company or the pledge of collateral to secure such debt or the provision of other credit support on behalf of the Company.

SECTION VIII
DISTRIBUTIONS AND LIQUIDATION

8.1            Determination of Cash Flow. For purposes of this Agreement, the term “Cash Flow” for a Fiscal Year of the Company shall mean the profits and losses of the Company, but subject to the following adjustments:

(a) In determining Cash Flow for any year, there shall be added depreciation, amortization, and other non-cash charges and, as the Board determines, reductions in cash reserves.

(b) In determining Cash Flow for any year, there shall be subtracted the following amounts:

(i) Principal payments on Company indebtedness, including indebtedness to a Member;

(ii) Increases in working capital, capital, maintenance, and contingency reserves as the Board determines;

(iii) Payments for capital expenditures; and

(iv) Fees, interest payments on the Company’s indebtedness, and other expenses to the extent paid or accrued by the Company in such year, but not reflected in the computation of profits and losses.

8.2            Distribution of Cash Flow. The Board shall cause the Company to distribute Cash Flow of the Company in such amounts and at such times as the Board shall determine, in its sole and absolute discretion, to the Members as of a Record Date fixed by the Board, in its discretion, to the Members, pro rata, in accordance with their Percentage Interests.

8.3            Amounts Withheld. All amounts withheld, if any, pursuant to the Code or any provisions of any state or local tax law and with respect to any payment or distribution to the Members or Transferees shall be treated as amounts distributed to the Members or Transferees, as the case may be, pursuant to Section 8.2 for all purposes of this Agreement.

8.4            Revisions to Reflect Issuance of Units. If, in accordance with this Agreement, the Company creates, authorizes and/or issues any new Units, the Board may make such revisions to this Section VIII, the Company Register and the books and records of the Company as it deems necessary to reflect the terms, including without limitation the rights and preferences of such Additional Units relative to all other Units, as well as the issuance of such Additional Units, all without the consent or approval of any Member.

8.5            Distributions Solely to Record Holders. Each distribution in respect of Units shall be paid by the Company, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Units as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

8.6            Liquidation Preference. In the event of a sale, bankruptcy or dissolution of the Company, the proceeds and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(a) first, to the satisfaction of the debts and liabilities of the Company (contingent or otherwise) and the expenses of liquidation or distribution (whether by payment or reasonable provision for payment);

(b) second, to the Class A Members’ in proportion to their investment in the Original Offering less an amount equal to $10.00 per Class A Unit redeemed in connection with the Partial Redemption or transferred after the Effective Date and prior to the Split and less $6.25 per Class A Unit either (i) redeemed or able to be redeemed in any Secondary Redemption or (ii) transferred after the Split; and

(c) last, the balance, if any, to the Members in accordance with their Percentage Interests.

SECTION IX
TAXATION

The Board has caused the Company to elect to be taxed as a subchapter C corporation under the Code by filing Form 8832 with the Service. Subject to the consent of a Supermajority of the Members, the Board may change the tax election status of the Company from time to time. During any period for which the Company has elected to be taxed as a subchapter C corporation, the Company will not make any allocations of income, losses or expense deductions to the Members. Tax information reasonably required by Members for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them on or before January 31st of the year immediately following such taxable year.

SECTION X
TRANSFERS AND THE ADDITION, SUBSTITUTION AND
WITHDRAWAL OF MEMBERS

10.1
Restrictions on Transfer; General Provisions Respecting Transfers.

(a)           Units may be, in whole or in part, and directly or indirectly, sold, pledged, encumbered, mortgaged, donated, bequeathed, assigned or otherwise transferred (whether voluntarily or by operation of law) (each, a “Transfer”) in accordance with the terms of this Agreement, including without limitation, this Section 10.1. A Member seeking to Transfer Units shall provide the Board (at the Company’s principal place of business) with Notice of its intent to Transfer his, her or its Units, including without limitation a description of the proposed Transferee. The Board shall have seven (7) days to object to the Transfer. If the Board has not responded to a request to Transfer within such 7-day period, then the Board shall be deemed to have consented to such Transfer. The Board shall not withhold its consent to a Transfer unless the Board believes in good faith that the Transfer: (i) will cause the assets of the Company to become “plan assets” under ERISA, (ii) will cause the Company to violate any law, rule or regulation applicable to the Company, including without limitation federal securities laws or the securities laws of any state, or (iii) will cause the Company to become subject to the reporting requirements of the Exchange Act. A Transfer shall not include the acquisition of Units by exercise, exchange or conversion of options or warrants to purchase, or other securities convertible into, or exchangeable for, Units. Any Transfer or attempted Transfer of Units in violation of, or without full compliance with, as applicable, this Agreement shall be absolutely void ab initio and without legal effect other than to give rise to a cause of action on the part of the Company against the purported transferor. The Members acknowledge the reasonableness of the restrictions on Transfer imposed by this Agreement.

(b)           Each Transferee (including any nominee, agent or representative acquiring Units for the account of another Person, who shall be subject to Section 10.1(c) below) (i) shall be admitted to the Company as a Member with respect to the Units so transferred to such Person when any such Transfer is reflected in the books and records of the Company and such Member becomes the Record Holder of the Units so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that he, she or it has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. A Person may become a Member without the consent or approval of any of the other Members. A Person may not become a Member without acquiring Units and until such Person is reflected in the books and records of the Company as the Record Holder of such Units.

(c)           With respect to any Member that holds Units for another Person's account (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such Member shall, in exercising the rights of a Member in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, take all action as a Member by virtue of being the Record Holder of such Units at the direction of the Person who is the beneficial owner, and the Company shall be entitled to assume such Member is so acting without further inquiry.

(d)           Any Member who has transferred his, her or its Units shall cease to be a Member upon the Transfer of all of the Member’s Units and thereafter shall have no further powers, rights, and privileges as a Member hereunder but shall, unless otherwise relieved of such obligations by written agreement of the Board or by operation of law, remain liable for all obligations and duties incurred as a Member.

(e)           Notwithstanding the provisions above, a Transferee who becomes a substitute Member is liable for any obligations of his, her or its transferor to make Capital Contributions as provided in this Agreement or in the Act.

10.2            Additional Members.

(a)            Additional Units Generally. Additional Units may be offered and issued pursuant to a determination by the Board to do so. A new Member’s admission to the Company will cause a pro rata reduction in each Member’s Percentage Interest unless the Board determines otherwise.

(b)            Each Person issued Additional Units shall be deemed to have taken the actions and made the representations set forth in Section 10.1(b).

(c)            Subscription Agreements. In addition to, and not as a limitation upon, any other provision of this Agreement, as a further condition to becoming a Member, the Board may require each Person subscribing for Additional Units to have executed and delivered a subscription agreement in form and substance acceptable to the Board.

(d)            The Board shall, or shall cause the Transfer Agent to, reflect the admission of such additional Members in the Company Register.

10.3            Class A Members Redemption Rights.

(a) Partial Redemption Right. Within 30 days of the Effective Date, the Company shall be required to redeem $500,000 of Class A Units from Class A Members, pro rata, at the original investment price of $10.00 per Class A Unit (the “Partial Redemption”).

(b) Secondary Redemption Rights. After the Partial Redemption and the Split, the Class A Units held by a Class A Member may be redeemed at the option of the Class A Member in four installments equal (i) to one-quarter of such Class A Member’s Class A Units then held or (ii) all of such Class A Member’s Class A Units, whichever is less, for the Redemption Price (each a “Secondary Redemption” and collectively, the “Secondary Redemptions”).

(c) Notice and Timing of Secondary Redemptions. The Secondary Redemptions will occur in the Redemption Years. If a Class A Member wishes to participate in the Secondary Redemption for a given year, such Class A Member shall provide their Notice of Redemption (a form of which is attached hereto as Exhibit B) on or before June 1st of that year. Beginning in 2018 and continuing until the fourth Redemption Year, the Company’s obligation to redeem in a given year is subject to its achievement of EBITDA of at least $1,500,000 for the twelve months preceding June 30th of such year. The Company shall notify Class A Members on or before November 15th of the applicable year as to whether they have achieved EBITDA of at least $1,500,000 and provide the supporting financial statements in such notice. Such notice may be accomplished by making a public filing with the Commission via its Electronic Data Gathering, Analysis and Retrieval system. If the Company achieves an EBITDA of at least $1,500,000, the Company shall redeem the Class A Units tendered by the Class A Members on or before December 31st of such year. If a Class A Member does not tender its Class A Units in a Redemption Year, such Class A Member’s Secondary Redemption right with respect to those Class A Units that would have been redeemable in such Redemption Year shall expire and be void.

(d)           Redemption Price; Payment. The redemption of a Class A Member’s Class A Units shall be effected upon the payment by the Company of a cash sum equal to $6.25 per Class A Unit redeemed in an applicable Redemption Year (the “Redemption Price”).

(e)           Effect of Transfer. The redemption rights contained in this Section 10.3 shall inure only to the benefit of Class A Units held by Class A Members on the Effective Date. In the event that Class A Units are transferred following the Effective Date, the redemption rights associated with those Class A Units shall immediately expire and be void.

(f)            Effect of Redemption. Immediately upon payment in full of the Redemption Price to a Class A Member, the number of Class A Units of such Class A Member being redeemed shall be immediately deemed canceled. If the entirety of such Class A Member’s Class A Units have been redeemed, then such Class A Member will automatically cease to be a Class A Member and will no longer have any right, title or interest in the Company as a Class A Member. The exercise of the rights set forth in this Section 10.3 shall in no way affect the right, title or interest of a Class A Member as a Class B Member or other owner of Units in the Company, including the ownership of, or the right to exercise, any Purchase Right. The Board, or the Transfer Agent, as the case may be, shall reflect the foregoing transactions in the Company Register.

10.4            Company Rights to Convert Class A Units.

(a)            If Class A Units remain outstanding following the fourth Redemption Year, then the Company shall have the right to convert the remaining outstanding Class A Units into Class B Units at the Company’s discretion, subject to the provisions of this Section 10.4.

(b) At any time following the fourth Redemption Year, the Company may elect to convert all, but not less than all, of the then outstanding Class A Units into Class B Units.

(c) As of the Conversion Date, each Class A Member’s Class A Units will be canceled, and such Class A Member shall be issued Class B Units equal to such Class A Member’s number of Class A Units owned immediately prior to conversion. The Class A Members shall then cease to be Class A Members of the Company and shall be admitted as Class B Members of the Company with no further action required. The Company’s exercise of its conversion rights under this Section 10.4 shall in no way affect the right, title, or interest of a Class A Member as a Class B Member or other owner of Units in the Company, including the ownership of, or the right to exercise, any Purchase Right. The Board, or the Transfer Agent, as the case may be, shall reflect the foregoing transactions in the Company Register.

10.5            Registration and Transfer of Units.

(a)            The Board shall maintain, or cause to be maintained, by the Transfer Agent in whole or in part, the Company Register.

(b)            The names and addresses of Record Holders as they appear in the Company Register, as applicable, shall be the official list of Record Holders of the Units for all purposes. The Company and the Board shall be entitled to recognize the Record Holder as the Member with respect to any Units and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Units on the part of any other Person, regardless of whether the Company or the Board shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule or regulation to which the Company is subject. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Company on the one hand, and such other Person on the other, such representative Person shall be the Member with respect to such Units upon becoming the Record Holder and have the rights and obligations of a Member hereunder as, and to the extent, provided herein, including Section 10.1(c).

(c)            Upon the receipt of proper Transfer instructions from the Record Holder of uncertificated Units and provided that the Board has not objected to such Transfer in accordance with Section 10.1, such Transfer shall be recorded in the Company Register. No Transfers of Units represented by Unit Certificates shall be recognized or recorded in the Company Register until the Unit Certificates representing the Units to be transferred are surrendered for registration of transfer and are accompanied by a transfer application, duly executed by the transferee, indicating the identity of the transferee and such other information as may be required by the Board (the “Transfer Application”). Upon surrender for registration of transfer of any Units represented by Unit Certificates and receipt of a duly executed Transfer Application, the appropriate Officers of the Company, and the Transfer Agent, if applicable, will countersign and deliver, in the name of the transferee or transferees, one or more new Unit Certificates evidencing the transferred Units.

10.6         Reserved.

10.7         Unit Certificates.

(a) The Company may, in the discretion of the Board, upon the issuance of Units to a Record Holder of the Units, issue such Record Holder a certificate evidencing the Units being issued, in form to be determined by the Board (a “Unit Certificate”). Unit Certificates shall be executed by such Officers of the Company as may be determined by the Board. No Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent, unless no Transfer Agent be appointed as of the date of issuance, in which case Unit Certificates shall be valid upon their execution and delivery by the appropriate Officers. Any or all signatures on a Unit Certificate may be a facsimile. All Unit Certificates shall bear a legend indicating the Units represented thereby are subject to the restrictions on transfer contained in this Agreement.

(b) In the event that a Unit Certificate is lost, stolen or destroyed, the appropriate Officers of the Company shall execute, and the Transfer Agent (if any) shall countersign and deliver, a replacement Unit Certificate to the applicable Record Holder if such Record Holder:

(i) Makes proof by affidavit, in form and substance satisfactory to the Company, that a previously issued Unit Certificate has been lost, destroyed or stolen;

(ii) Requests the issuance of a new Unit Certificate before the Record Holder has notice the Unit Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim; and

(iii) Satisfies any other reasonable requirements imposed by the Company.

SECTION XI
MISCELLANEOUS

11.1         Fiscal Year. The fiscal year of the Company shall be from July 1st through June 30th of each year (“Fiscal Year”), with the first Fiscal Year of the Company ending on June 30, 2013.

11.2  Reports. As soon as practicable, but in no event later than one hundred twenty (120) days after the close of each Fiscal Year of the Company, the Board shall cause to be made available, by any reasonable means, to each Member as of a date selected by the Board, an annual report containing financial statements of the Company for such Fiscal Year of the Company, presented in accordance with GAAP, including a balance sheet and statements of operations, Company equity and cash flows, with such statements having been audited by the Accountant selected by the Board. The Board shall be deemed to have made a report available to each Member as required by this Section 11.2 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system or (ii) made such report available on any website maintained by the Company and available for viewing by the Members.

11.3          Bank Accounts; Checks, Notes and Drafts.

(a)            The Board will select an account or accounts of a type, form, and name and in a bank(s) or other financial institution(s), in which to deposit funds of the Company. The Board shall arrange for the appropriate maintenance of such accounts. Funds may be withdrawn from such accounts only for Company purposes and may from time to time be invested in such short-term securities, money market funds, certificates of deposit, or other liquid assets as the Board deems appropriate in the exercise of its discretion.

(b)           The Members acknowledge that the Board may maintain Company funds in accounts, money market funds, certificates of deposit, and other liquid assets in excess of the insurance provided by such federal insurance programs, if any, and that the Board shall not be accountable or liable for any loss of such funds resulting from the failure or insolvency of a depository institution.

(c)           Checks, notes, drafts and other orders for the payment of money shall be signed by such Officers or other Persons as the Board from time to time may authorize. When the Board so authorizes, however, the signature of any such Officer or other Person may be a facsimile.

11.4 Books and Records. At all times during the term of the Company, the Board shall keep, or cause to be kept, full and accurate books of account, records and supporting documents, which shall reflect, completely, accurately and in reasonable detail, each transaction of the Company. The books of account shall be maintained, and tax returns shall be prepared and filed, utilizing the accrual method of accounting. The books of account, records, and all documents and other writings of the Company shall be kept and maintained at the principal office of the Company. Each Member or his, her or its designated representative shall have access to, and the right to review the information set forth in romanettes (i)-(v) below, provided that, any such Member has provided the Board a written request for such access and review, setting forth in reasonable detail the reasons therefor, and provided further that the Board may deny such request, if in good faith it finds that the reasons for such access and review are not in the best interest of the Company.

(i)     a copy of the Certificate of Formation and amendments thereto;

(ii)    copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three (3) most recent years; and

(iii)   copies of this Agreement, as amended from time to time, and

(iv)   financial statements of the Company for the three (3) most recent years, or the period of the Company’s existence if less than three (3) years.

Pursuant to § 18-305(g) of the Act, the Members shall only have such rights to obtain information relating to the Company, or access to the books, records and documents of the Company, as expressly provided in this Agreement. Each Member acknowledges that this provision regarding access and review of financial books, records and documents are reasonable and in accordance with the provisions of § 18-305 of the Act. Each Member acknowledges that any information it receives from the Company pursuant to this Section 11.4 is confidential and proprietary information of the Company, unless such information is available publicly prior to the date of the requesting Member’s receipt thereof. No Member shall share or divulge such confidential information with any third party, other than as expressly consented to in writing by the Board, or as otherwise required by law or court order.

11.5 Notices. Unless otherwise set forth in this Agreement, any notice required under this Agreement (“Notice”) shall be given in writing, either personally or by mail or other means of written communication, including facsimile, charges prepaid, addressed to the Member at the address of the Member appearing on the books of the Company or given by the Member to the Company for the purpose of notice or to the Company at its principal place of business. Any Member may designate a different address for notice by a Notice to the Company in accordance with the provisions of this Section 11.5. The Company (in care of its Board), if it is not the party to which Notice is being given, shall be sent a copy of all Notices related to this Agreement by any method permitted by this Section 11.5 for the giving of Notice. Any Notice shall be deemed given at the time when delivered personally, or deposited in the mail or sent by other means of written communication, including facsimile.

11.6 Binding Effect. Subject in all respects to the limitations concerning the Transfer of Units in the Company contained in this Agreement, and except as otherwise herein expressly provided, the provisions of this Agreement shall be binding upon and inure to the benefit of the Company, the Members, and their respective heirs, legatees, devisees, executors, trustees, administrators, personal representatives and successors and assigns. This Agreement shall not be construed to provide any rights to third parties, including without limitation the creditors of the Company or of the Members, it being the intent of the parties to this Agreement that there shall be no third-party beneficiaries of this Agreement.

11.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall for all purposes constitute one agreement, which is binding on the Company and all of the Members.

11.8 Section Headings. Section titles or captions contained in this Agreement are inserted as a matter of convenience and for reference only and shall not be construed in any way to define, limit, or extend or describe the scope of this Agreement or the intention of its provisions.

11.9 Exhibits. The terms of the Exhibits to this Agreement are made a part of this Agreement by reference as though such Exhibits were fully set forth in this Agreement.

11.10 Variation in Pronouns. All pronouns shall be deemed to refer to masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons to which they refer may require.

11.11 Severability. Each provision of this Agreement is intended to be severable, and the invalidity or illegality of any portion of this Agreement shall not affect the validity or legality of the remainder.

11.12 Qualification in Other States. If the business of the Company is carried on or conducted in states in addition to Delaware, then the Members severally agree to execute such other and further documents as may be required or requested by the Board to qualify the Company in such states.

11.13 Entire Agreement. This Agreement constitutes the entire agreement of the parties concerning the matters set forth in this Agreement and supersedes any understanding or agreement, oral or written, made before this Agreement.

11.14 Forum. Any action by one or more Members against the Company or its Board, Officers or any of their respective Affiliates or by the Company or its Board , Officers or any of their respective Affiliates against one or more Members or their respective Affiliates, which arises under, or in any way relates to this Agreement, the sale of the Units or actions taken or failed to be taken or determinations made or failed to be made by the Company, the Board, Officers, the Members or their respective Affiliates or otherwise relating to the Company or the products or services that it or its Affiliates provide or joint activities or other transactions in which it engages with third parties, including without limitation transactions permitted hereunder, or otherwise related in any way to the Company, the Board, Officers, the Members or the Affiliates of any of them, shall be brought only in the United States District Court sitting in Richmond, Virginia or in the courts of record of the State sitting in Richmond, Virginia, and each party hereto hereby irrevocably waives any right that it may have to challenge such jurisdiction or the laying of venue in any such courts or the right to assert any inconvenience of the forum in connection with any such proceeding. The losing party shall bear any fees and expenses of the other parties to such action, including reasonable attorney’s fees, any costs of producing witnesses and any other reasonable costs or expenses incurred by the prevailing party. If the losing party is a Member and such Member does not reimburse the prevailing party or parties in such action within 30 days after the disposition of the action at issue, the Company may apply any distributions payable to such Member to the Member’s reimbursement obligation to the prevailing party or parties. The foregoing shall not limit the remedies which a prevailing party may have hereunder or at law. EACH PARTY HERETO ALSO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION.

11.15 Amendments. Except as otherwise set forth in Sections 4.8(f), 5.2(d), 8.4 and this Section 11.15 of this Agreement, this Agreement may not be amended, except with the consent of a Majority of the Members; provided, however, that no Member shall be required without his, her or its prior written consent to make any Capital Contribution in excess of the amount set forth in this Agreement or in the Company Register; provided further, however, that the Board may amend this Agreement without the consent of the Members to reflect changes validly made in the membership of the Company and in Capital Contributions. Notwithstanding anything to the contrary contained in this Agreement, no amendment may be made to this Agreement which would reduce or otherwise adversely affect the economic, voting or other rights of a class of Members without the consent of a Majority of the Members in such class. All amendments of this Agreement shall be in writing, copies of which shall be kept at the principal place of business of the Company. The Board, without the necessity of obtaining the consent of any of the Members, shall amend this Agreement from time to time in each and every manner to comply with the then existing requirements of the Code, Regulations, and rulings of the Service. Any revision or amendment to the Company Register by the Board or Transfer Agent pursuant to a valid issuance of Units pursuant to an Offering or any Transfer consented to by the Board shall not constitute an amendment to this Agreement.

11.16 Deemed Execution. A Person purchasing Units in an Offering or receiving Units as equity incentive compensation, shall be deemed bound by this Agreement as of the closing of such Person’s purchase or receipt of such Units.

 [Signature Pages Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

THE COMPANY:

ALLEGIANCY, LLC
a Delaware limited liability company

By: /s/ Stevens M. Sadler
Name: Stevens M. Sadler
Its: Authorized Signatory

CLASS B MEMBERS:

Continuum Capital, LLC

By: /s/ Stevens M. Sadler
Name: Stevens M. Sadler
Its: Manager

Chesapeake Realty Advisors, LLC

By: /s/ Christopher K. Sadler
Name: Christopher K. Sadler
Its: Manager